Exhibit 10.46

Summary of 2007 Executive Officer Cash Bonus Plan

Overview and Purpose

This plan (the “2007 Bonus Plan”) was adopted by the Compensation Committee of the Board of Directors (the “Compensation Committee”) of Kosan Biosciences Incorporated (the “Company”) on December 18, 2006 and is designed to offer incentive compensation to the Chief Executive Officer and Senior Vice Presidents of the Company by rewarding achievement of specifically measured corporate goals and, if applicable, individual goals.

Administration

The 2007 Bonus Plan will be administered by the Compensation Committee. The Compensation Committee will be responsible for approving, or recommending to the Board of Directors for approval, any incentive awards to executive officers of the Company, including any incentive awards to the Chief Executive Officer.

Eligibility

The Chief Executive Officer and Senior Vice Presidents of the Company are eligible to participate in the 2007 Bonus Plan.

Corporate and Individual Performance

The Compensation Committee intends to approve in early 2007 the Company’s corporate objectives for 2007. Each participant other than the Chief Executive Officer will also be subject to key individual performance objectives. The 2007 Bonus Plan provides for the payment of cash bonuses to participants if corporate and, other than with respect to the Chief Executive Officer, individual performance criteria are achieved during 2007. The actual bonuses payable for 2007 (if any) will vary depending on the extent to which actual performance meets, exceeds or falls short of the specified corporate objectives and, other than with respect to the Chief Executive Officer, applicable individual performance objectives approved by the Compensation Committee, as determined by the Compensation Committee in its discretion, and on the level of the Company’s then current or anticipated cash reserves. The Company’s Board of Directors or the Compensation Committee reserves the right to modify the corporate or individual performance objectives at any time based on business changes during the year.

Target Cash Bonus Amount

The 2007 Bonus Plan provides a target cash bonus amount for the Chief Executive Officer and each Senior Vice President of the Company, expressed as a percentage of 2007 base salary for each participant.